Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Sustainable Projects Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(a)	41,986,090	$0.20	(2)	$8,397,218	0.00015310	$1,285.62
Total Offering Amounts						–		$1,285.62
Total Fee Offsets								–
Net Fee Due								$1,285.62

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee under Rule 457(a) under the Securities Act. Our common stock is not traded on any national securities exchange. The price of $0.20 per share is a fixed price at which the selling stockholders may sell their shares until our common stock is listed on a national securities exchange, the OTCQB or the OTCQX, at which time the shares may be sold at prevailing market prices or privately negotiated prices.